Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion in the Prospectus constituting a part of this Registration Statement of our report dated March 8, 2011 (except for Note 4 to the consolidated financial statements which is as of March 7, 2012), relating to the consolidated financial statements of China Information Technology, Inc. for the fiscal year ended December 31, 2010, appearing in Annex C which is attached to this Registration Statement.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/BDO Limited

BDO Limited
Hong Kong

July 13, 2012